Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into as of January 16, 2002 between Therma-Wave, Inc., a Delaware corporation with its principal offices located at 1250 Reliance Way, Fremont, California 94539, and Rodney Smedt, a resident of California (the "Employee"). As used herein, the term "Company" shall, unless the context indicates otherwise, refer to Therma-Wave, Inc. and its subsidiaries as a whole. This Agreement shall be effective upon the date set forth in and in accordance with Section 1.1 hereof.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effectiveness; Employment; Scheduled Term.

1.1 Effectiveness. This Agreement shall be effective, without any further action by the parties hereto, as of January 16, 2002 (the "Effective Date").

1.2 Employment; Scheduled Term. Subject to the terms and conditions of this Agreement, the Company agrees to employ Employee, and Employee accepts employment and agrees to be employed by the Company during the time period commencing on the Effective Date and ending on the third anniversary of the Effective Date (such three-year year period being hereinafter referred to as the "Scheduled Term"), unless Employee's employment is earlier terminated in accordance with this Agreement. If Employee's employment has not been terminated prior to expiration of the Scheduled Term, then Employee's employment may continue after the Scheduled Term on an "at-will" basis. Following expiration of the Scheduled Term, Employee's employment will cease to be governed by the terms and conditions of this Agreement and shall be terminable by either the Company or Employee at will "at- any" time, with or without cause, for any reason or no reason. The obligations of Employee set forth in the Proprietary Information and Employee Inventions Agreement referred to in Section 6 below shall survive the Scheduled Term and shall survive the termination of Employee's employment, regardless of the cause of such termination. Employee hereby represents and warrants to the Company that Employee is free to enter into and fully perform this Agreement and the agreements referred to herein without breach or violation of any agreement or contract to which Employee is a party or by which Employee is bound. Employee will provide necessary information required for the Company to perform its normal background verification.

2. Duties. Employee shall serve as Vice President of Engineering of Sensys Instruments Corporation, a wholly owned subsidiary of the Company ("Sensys Instruments"), with such duties and responsibilities as may from time to time be assigned to Employee by the Company, commensurate with Employee's title and position described in this sentence. The duties and services to be performed by Employee under this Agreement are collectively referred to herein as the "Services". Employee shall report directly to the President and CEO of Sensys Instruments during the Scheduled Term. Employee agrees that to the best of Employee's ability and experience Employee shall at all times conscientiously perform all of the duties and obligations assigned to him under the terms of this Agreement. At the Company's option, it will be entitled to reasonable use of Employee's name in promotional, advertising and other materials used in the ordinary course of its business without additional compensation unless prohibited by law. Employee's principal place of business during the term of this Agreement shall be at the principal headquarters of Sensys Instruments, which initially shall be at the offices located at 2090 Duane Avenue, Santa Clara, California, 95054. Employee's duties will include reasonable travel, including but not limited to travel to offices of the Company, its subsidiaries and affiliates and current and prospective customers as is reasonably necessary and appropriate to the performance of Employee's duties hereunder. Employee will comply with and be bound by the Company's operating policies, procedures, and practices from time to time in effect during Employee's employment.

3. Exclusive Service. Employee will devote his full time and efforts exclusively to this employment and apply all his skill and experience to the performance of his duties and advancing Company's interests in accordance with Employee's experience and skills.

3.1 Anti-Moonlighting Provision. Employee shall not engage in any outside work, business, consulting activity or render any commercial or professional services, directly or indirectly, for or on behalf of Employee or any other person or organization, whether for compensation or otherwise, except with the prior written approval of the Company and Employee shall otherwise do nothing inconsistent with the performance of Employee's duties hereunder; provided, however, that Employee may (i) provide incidental assistance to family members on matters of family business; (ii) sit on the boards of charitable or community non- profit organizations, (iii) sit on the boards of other companies which do not, at the time of Employee's appointment or election, to Employee's knowledge, compete with the Company, and (v) manage Employee's personal investments, so long as such activities do not conflict with, impair or interfere with Employee's performance of his obligations to the Company under this Agreement. Employee may make personal investments in non-publicly traded corporations, partnerships or other entities, which, to the knowledge of Employee, do not at the time of such investment design, research, distribute or otherwise market products similar to or competitive with the Company in the semiconductor metrology equipment market. Employee may make personal investments in publicly traded corporations regardless of the business they are engaged in, provided that Employee does not at any time own in excess of 1% of the issued and outstanding stock of any such corporation.

4. [Intentionally Deleted].

5. Compensation and Benefits.

5.1 Salary and Stock Options.

(a) During the term of this Agreement, the Company shall pay Employee an initial salary of $190,000 per annum. Employee's salary shall be payable as earned at the Company's customary payroll periods in accordance with the Company's customary payroll practices. Employee's salary shall be subject to review and adjustment in accordance with the Company' customary practices concerning salary review for similarly situated employees of the Company or its subsidiaries; provided that, the salary described herein shall be reviewed annually by the CEO of Sensys Instruments and the President and CEO of the Company and will be subject to adjustment, based upon Employee's performance and the Company's operating results, each as determined by the Company.

(b) Subject to approval by the Board of Directors of the Company at the initial meeting of the Board in February 2002 and July 2002, , the Company shall grant stock options exercisable for [5,494 and 9,157] shares respectively, of common stock of the Company, subject to the terms and conditions of the Company's Stock Option Plan and option agreement governing such grant. The exercise price for such options shall be based on the closing price of the common stock of the Company on the trading date immediately preceding the date of the Board meeting granting such options.

5.2 Additional Benefits. Employee will be eligible to participate in the Company's employee benefit plans of general application as they may exist from time to time, including without limitation those plans covering 401(k) and profit sharing, executive bonuses, stock purchases, stock options, executive deferred compensation and those plans covering life, health, vision, and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law. Employee will receive such other benefits, including vacation and holidays, as the Company generally provides to its employees holding similar positions as that of Employee. Employee has received a summary of the Company's standard employee benefits policies in effect as of the date hereof. The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered herein to conform to the Company's general policies as may be changed from time to time during the term of this Agreement.

      Performance Bonus in Cash and Stock Options.

(a) Employee will be eligible to earn a cash bonus up to an amount equal to his base salary at the time of determination (the "Bonus") which shall in no event be less than $190,000, after successfully completing Employee's third year of employment with the Company. The Company and Employee will agree upon performance criteria from the Effective Date through the end of Therma-Wave's FY05 (March 2005) (the "FY05 Criteria"), which will be based on cumulative gross sales of Sensys Instruments during such period, and against which actual performance of Sensys Instruments may be measured on a percentage basis. (The cumulative gross sales for this period is targeted to be $150 million dollars. A minimum of 50% of this target, or $75 million dollars must be reached to generate any bonus. From 50% to 100% of this target, or from $75 million dollars to $150 million dollars, will generate a bonus, on a prorated basis, maximized at the Bonus, if the target of cumulative gross sales of $150 million is reached. From 100%+ to 150% of this target, or from $150+ million to $225 million dollars, will generate a bonus, on a prorated basis, maximized at 150% of the Bonus if the cumulative gross sales of $225 million is reached.)

(b) Subject to approval by the Board of Directors of the Company at the initial meeting of the Board during February of 2002, the Company shall grant stock options exercisable for 15,000 shares of common stock of the Company, subject to the terms and conditions of the Company's Stock Option Plan and option agreement governing such grant. The exercise price for such options shall be based on the closing price of the common stock of the Company on the trading date immediately preceding the date of the Board meeting granting such options. Such options will vest according to Schedule A attached hereto.

5.4 Stock Options. Beginning on the Effective Date, Employee shall be eligible to participate in the Company's Stock Option Plan. Subject to approval by the Board of Directors of the Company, it is anticipated that Employee will be granted options under such plan in connection with the initial set of grants approved by the Board subsequent to the regularly scheduled annual meeting of the stockholders of the Company in 2002, and in no event shall employee be granted any such options until after such meeting.

5.5 Expenses. The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company's business, provided that such expenses are deductible to the Company, are in accordance with the Company's applicable policy and are properly documented and accounted for in accordance with the requirements of the Internal Revenue Service.

6. Proprietary Rights. Employee hereby agrees to execute an Proprietary Information and Employee Inventions Agreement with the Company in substantially the form attached hereto as Exhibit A. Furthermore, Employee acknowledges and agrees that Employee is being offered employment based upon personal and professional attributes attained through experience and education. It is clearly understood that Employee's offer is not, and the employment will not be, predicated on any implied or explicit understanding or inference that Employee will disclose or use any proprietary or confidential information acquired or been made privy to as a result of Employee's prior employment or relationships. At no time should Employee display or otherwise make available to the Company, directly or indirectly (including by undisclosed incorporation in work product), any such proprietary or confidential information. Employee represents and warrants that the performance of his employment duties will not place Employee in breach or violation of any pre-existing covenant, agreement, restriction or limitation between Employee and any of his former or current employers.

    Termination.

7.1 Events of Termination. Employee's employment with the Company (or the designated subsidiary or affiliate) shall terminate immediately upon any one of the following:

(a) The Company's determination made in good faith that it is terminating Employee for "cause" as defined under Section 7.2 below ("Termination for Cause"); or

(b) The effective date of a written notice sent to Employee stating that the Company is terminating Employee's employment, without cause, which notice can be given by the Company at any time after the Effective Date at the Company's sole discretion, for any reason or for no reason ("Termination Without Cause");

(c) The effective date of a written notice sent to the Company from Employee stating that Employee is electing to terminate his employment with the Company ("Voluntary Termination");

(d) The effective date of a written notice sent to the Company from Employee stating that Employee is electing to terminate his employment with the Company for "Good Reason" as defined under Section 7.3 below; or

(e) The death of Employee.

7.2 "Cause" Defined. For purposes of this Agreement, "cause" for Employee's termination will exist at any time after the happening of one or more of the following events:

(a) A failure rising to the level of gross negligence or refusal to comply in any material respect with the reasonable policies, standards or regulations of the Company so as to cause material loss, damage or injury to the property, reputation or employees of Company or its subsidiaries;

(b) A good faith determination by the Company's President and Chief Executive Officer that Employee's performance is unsatisfactory; provided, however, Employee shall have sixty (60) days after receipt of written notice from the Company regarding such unsatisfactory performance to remedy Employee's performance;

(c) A failure or a refusal in any material respect, faithfully or diligently, to perform Employee's duties determined by the Company in good faith in accordance with this Agreement or the customary duties of Employee's employment (whether due to ill health, disability or otherwise; provided, however, that Employee shall be entitled to any benefits or reasonable accommodation required by law); provided, however, Employee shall have sixty (60) days after receipt of written notice from the Company regarding such unsatisfactory performance to remedy Employee's performance;

(d) Unprofessional, unethical or fraudulent conduct or conduct that materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company;

(e) Dishonest conduct or a deliberate attempt to do an injury to the Company;

(f) Employee's material breach of a term of this Agreement or the Employee Invention Assignment and Confidentiality Agreement, including, without limitation, Employee's theft of the Company's proprietary information; provided, however, Employee shall have sixty (60) days after receipt of written notice from the Company regarding such breach to cure such breach other than such breach as a result of theft; or

(g) An unlawful or criminal act which would reflect badly on the Company in the Company's reasonable judgment.

7.3 "Good Reason" Defined. For purposes of this Agreement, Employee may elect to terminate his employment for "Good Reason" for one or more of the following events:

(a) A material reduction or alteration in the nature or status of his responsibility as an executive officer;

(b) A relocation of the principal headquarters of Sensys Instruments outside of the counties of San Mateo, Santa Clara, Alameda and Contra Costa; or

(c) A material breach by the Company of a term of this Agreement; provided, however, the Company shall have thirty (30) days after receipt of written notice from Employee regarding such breach to cure such breach.

8. Effect of Termination.

8.1 Termination for Cause, Voluntary Termination or Death. In the event of any termination of this Agreement pursuant to Sections 7.1(a), 7.1(c) or 7.1(e), the Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination. Employee's rights under the Company's benefit plans of general application shall be determined under the provisions of those plans, including, without limitation, Employee's rights under Section 3(b) of Employee's stock option agreement(s) governing Employee's stock option grant(s). All other compensation from and after such Termination For Cause, Voluntary Termination or death (including without limitation any bonus payment) shall cease (except for those benefits that must be continued pursuant to applicable law or by the terms of such benefit plans), and Employee shall not be entitled to any severance pay or other payment or compensation whatsoever upon such Termination For Cause or Voluntary Termination. In the event of death, Employee's estate shall have 90 days to exercise any outstanding stock options granted to Employee under Section 5.1(b), provided that such options had vested according to their terms at the time of death. All Sensys options granted prior to the merger will immediately vest.

8.2 Termination Without Cause or For Good Reason. In the event of any termination of this Agreement pursuant to Section 7.1(b) or 7.1(d),

(a) The Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination,

(b) For six months after the effective date of termination, the Company shall continue to pay Employee his base salary under Section 5.1 above at Employee's then-current salary, less applicable withholding taxes, payable on the Company's normal payroll dates during that period, provided, however, that if Employee secures other employment with a Competitor (as defined under Section 8.2(f) below) during the period that Section 5.1 remains in effect pursuant to this Section 8.2, the Employee shall no longer be entitled to continue to receive his base salary pursuant to this Section 8.2(b) , and

(c) Employee's rights under the Company's benefit plans of general application after termination shall be determined under the provisions of those plans.

(d) The stock options granted pursuant to Section 5.1(b) shall continue to vest for an additional six months after the effective date of termination and such options shall expire on the earlier of (i) three months after such additional six month period and (ii) the Expiration Date (as defined in the stock option agreement governing such stock options) and may not be exercised thereafter under any circumstance. All Sensys options granted prior to the merger will immediately vest.

(e) The Company's obligation to make the payments required by this Section 8.2 is in lieu of any damages or any other payment which the Company might otherwise be obligated to pay Employee as a result of Employee's termination of employment. The Company and Employee agree that, in view of the nature of the issues likely to arise in the event of such a termination, it would be impracticable or extremely difficult to fix the actual damages resulting from such termination and proving actual damages, causation and foreseeability in the case of such termination would be costly, inconvenient and difficult. In requiring the Company to make the payments as set forth herein, it is the intent of the parties to provide, as of the date of this Agreement, for a liquidated amount of damages to be paid by the Company to Employee. Such liquidated amount shall be deemed full and adequate damages for such termination and is not intended by either party to be a penalty.

(f) For purposes of this Agreement, "Competitor" means any person, firm, partnership company, corporation or any other entity engaged in the business of design, research, development, marketing, sale, or licensing of semiconductor metrology equipment that is substantially similar to or competitive with the business of the Company and Sensys Instruments.

8.3 Survival. Employee's and the Company's obligations under Sections 5, (as applicable by virtue of Section 8) 7, 8, and 9 of this Agreement will survive the termination of Employee's employment with the Company. Employee's obligations under the Employee Invention Assignment and Confidentiality Agreement shall survive the termination of Employee's employment with the Company.

9. Miscellaneous.

9.1 Dispute Resolution.

(a) Arbitration of Disputes. Any dispute under this Agreement shall be resolved by arbitration in the State of California, Santa Clara County, and, except as herein specifically stated, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute; provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.

(b) Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or his rate of compensation.

(c) Selection of Arbitrator. The American Arbitration Association will have the authority to select an arbitrator from a list of its arbitrators.

(d) Payment of Costs. The Company and Employee will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings unless the law provides otherwise.

(e) Burden of Proof. For any dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

(f) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

(g) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement except to the extent that the relevant provision of this Agreement is unenforceable under California law.

(h) Exclusive Remedy. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement.

9.2 Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

9.3 Remedies. The Company and Employee acknowledge that the service to be provided by Employee is of a special, unique, unusual, extraordinary and intellectual character, which gives it peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Employee hereby consents and agrees that for any breach or violation by Employee of any of the provisions of this Agreement including, without limitation, Section 3), a restraining order and/or injunction may be issued against either of the parties, in addition to any other rights and remedies the parties may have, at law or equity, including without limitation the recovery of money damages.

9.4 No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

9.5 Assignment. This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. The Company may assign its rights, together with its obligations hereunder, to any subsidiary, affiliate or successor of the Company, or in connection with any sale, transfer or other disposition of all or substantially all the business and assets of the Company or any of their respective subsidiaries or affiliates, whether by sale of stock, sale of assets, merger, consolidation or otherwise; provided that any such assignee assumes the Company's obligations hereunder. This Agreement shall be binding upon, and inure to the benefit of, the persons or entities who are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives of the respective parties hereto.

9.6 Withholding. All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law to be withheld by the Company.

9.7 Entire Agreement. This Agreement (and the exhibit(s) hereto) constitutes the entire and only agreement and understanding between the parties relating to employment of Employee with the Company and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect to Employee's employment; except that the Employee Invention Assignment and Confidentiality Agreement shall remain as an independent contract(s) and shall remain in full force and effect according to its terms.

9.8 Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

9.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to Company: Therma-Wave, Inc.

1250 Reliance Way

Fremont, CA 94539

Telecopier: (510) 656-3863

Attention: Martin M. Schwartz

Or: Noel Simmons

If to Employee: Rodney Smedt

2090 Duane Avenue

Santa Clara, CA 95054

Telecopier: (408) 844-0441

9.10 Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

9.11 Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents, and the word "or" is used in the inclusive sense.

9.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

9.13 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written and shall be effective in accordance with Section 1.1 hereof.

"COMPANY" "EMPLOYEE"

By:

Name: Rodney Smedt

Title:

EXHIBIT A

Proprietary Information and Employee Inventions Agreement

Schedule A

The stock options granted pursuant to Section 5.3(b) above shall vest at the end of the third year following such grant as follows:

  no such options shall vest in the event the cumulative gross sales of Sensys Instruments during such three-year period does not exceed $75,000,000 a prorated portion of such options shall vest in the event the cumulative gross sales of Sensys Instruments during such three-year period exceed $75,000,00 as determined by dividing the amount of such excess over $75,000,000 sales by $75,000,000 (difference between $150,000,000 and $75,000,000)

Any such options that do not vest after such three-year period shall vest on the date immediately preceding the end of the seventh year following such grant.